Exhibit 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement and the related Prospectus of Corgi International Limited included in Amendment No. 1 to Form F-3 of our report dated April 18, 2007, related to our audit of the consolidated balance sheet of Master Replicas, Inc. as of March 31, 2006, and the related consolidated statements of operations, shareholders’ equity and cash flows for the three month period ended March 31, 2006 which report appears in Form 6-K of Corgi International Limited dated April 19, 2007. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement and Prospectus.
/s/ Eisner LLP
Eisner LLP
New York, New York
June 19, 2007